Exhibit 99.1

Resolution 2020-09

Written Consent in Lieu of a Meeting

of the Board of Directors

of Target Hospitality Corp. (f/k/a Platinum Eagle Acquisition Corp.)

April 14, 2020

Pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the undersigned, being all of the members of the board of directors (the “Board”) of Target Hospitality Corp., a Delaware corporation formerly a Cayman exempted company known as Platinum Eagle Acquisition Corp. (hereinafter "Platinum Eagle" or the “Company”), hereby consent to and adopt the following resolutions by written consent pursuant to the Company’s bylaws:

WHEREAS, on March 15, 2019, the transactions contemplated by each of (i) the Agreement and Plan of Merger dated as of November 13, 2018 (as amended on January 4, 2019), by and among Platinum Eagle, Algeco Investments B.V., Arrow BidCo LLC, and Topaz Holdings Corp. and (ii) the Agreement and Plan of Merger dated as of November 13, 2018 (as amended on January 4, 2019) by and among Platinum Eagle, Arrow Holdings S.à.r.l Topaz, and Signor Merger Sub Inc. were consummated (such transaction collectively, the “Business Combination”);

WHEREAS, in connection with the consummation of the Business Combination, Platinum Eagle deregistered as an exempted company in the Cayman Islands, redomesticated as a corporation under the laws of the State of Delaware under the name of Platinum Eagle Acquisition Corp. three calendar days prior to the closing of the Business Combination;

WHEREAS, in connection with the Business Combination, an Amended and Restated Certificate of Incorporation, which, among other things, changed the name of Platinum Eagle Acquisition Corp. to “Target Hospitality Corp.” and renamed the Class A Common Stock as “Common Stock” (the “Amended Charter”), was duly approved and adopted by Platinum Eagle's board of directors on November 13, 2018 and was duly approved and adopted by Platinum Eagle’s stockholders on March 6, 2019 and ratified and approved by the Company’s board of directors on March 15, 2019, in each case in accordance with Sections 242 and 245 of the General Corporation Law;

WHEREAS, due to a clerical error, the Amended Charter was not filed in accordance with Sections 242, 245 and 103 of the General Corporation Law as an amended and restated certificate of incorporation, but instead was filed inadvertently as an original certificate of incorporation of a separate corporation called Target Hospitality Corp.;

WHEREAS, in consultation with counsel, the Board has determined that the filing and effectiveness of the Amended Charter may constitute a “defective corporate act” under Section 204(h) of the General Corporation Law; and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to ratify the defective corporate act described above pursuant to and in accordance with Section 204 of the General Corporation Law and, in connection therewith, to approve the filing of a certificate of validation in the form prescribed by Section 204 of the General Corporation Law in the form attached hereto as Annex A (the “Certificate of Validation”).

NOW, THEREFORE, BE IT

RESOLVED, that the filing and effectiveness of the Amended Charter is the defective corporate act to be ratified; and it is further

RESOLVED, that the date of the defective corporate act was March 15, 2019; and it is further

RESOLVED, the nature of the failure of authorization in respect of the defective corporate act described above is the failure of the Company to have filed the Amended Charter in accordance with Sections 242, 245 and 103 of the General Corporation Law; and it is further

RESOLVED, that pursuant to and in accordance with Section 204 of the General Corporation Law, the ratification of the filing of the defective corporate act described above be, and hereby is, approved, adopted and confirmed in all respects; and it is further

RESOLVED, that the ratification of the defective corporate act described above be, and hereby is, submitted to the stockholders entitled to vote thereon pursuant to Section 204 for approval and adoption thereby and the Board hereby recommends that such stockholders approve and adopt the ratification of the defective corporate act described above; and it is further

RESOLVED, that, subject to the approval and adoption of the ratification of the defective corporate act described above by the requisite vote of such stockholders, the Board hereby approves the filing of the Certificate of Validation in respect thereof; and it is further

RESOLVED, that the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Chief Accounting Officer, the Secretary, and the Assistant Secretary (each such person, an “Authorized Officer”), be, and each of them individually hereby is, authorized and empowered, in the name and on behalf of the Company to take all such further actions deemed by any of them to be necessary or appropriate for carrying out the intent and purpose of the foregoing resolutions, including without limitation the Certificate of Validation (including the filing thereof) and the delivery of a notice to stockholders pursuant to Sections 204 and 228(e) of the General Corporation Law, and the execution by such Authorized Officers of any such document or instrument or the payment of any such expenditure or expense or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Company and the approval and ratification by the Company of the officer’s certificates, documents or instrument so executed, the expenditure or expense so paid and the action so taken; and it is further

RESOLVED, that any actions taken by the Authorized Officers prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby, are hereby ratified, confirmed and approved; and it is further

RESOLVED, that this Unanimous Written Consent may be executed in one or more counterparts. An electronic transmission expressing the consent of a director to the approval and adoption of the resolutions set forth herein shall be deemed the same as the delivery of an original counterpart; and it is further

RESOLVED, the Secretary of the Company is hereby directed to file a signed copy of this Unanimous Written Consent, along with any electronic transmission or transmissions received by the

Company expressing the consent of a director to the approval and adoption of the resolutions set forth herein, in the minute book of the Company.

[Signature page immediately follows]

IN WITNESS WHEREOF, the undersigned being all of the members of the Board have executed this Unanimous Written Consent as of the date first written above.

By:	/s/ James B. Archer
Name:	James B. Archer
Title:	Director

By:	/s/ Stephen Robertson
Name:	Stephen Robertson
Title:	Director

By:	/s/ Gary Lindsay
Name:	Gary Lindsay
Title:	Director

By:	/s/ Jeff Sagansky
Name:	Jeff Sagansky
Title:	Director

By:	/s/ Martin L. Jimmerson
Name:	Martin L. Jimmerson
Title:	Director

By:	/s/ Eli Baker
Name:	Eli Baker
Title:	Director

By:	/s/ Andrew P. Studdert
Name:	Andrew P. Studdert
Title:	Director

[Signature Page to Written Consent of the Board of Target Hospitality Corp. – Certificate of Validation]

ANNEX A

Certificate of Validation

See attached

CERTIFICATE OF VALIDATION

OF

PLATINUM EAGLE ACQUISITION CORP.

Pursuant to Section 204 of the

General Corporation Law of the State of Delaware

PLATINUM EAGLE ACQUISITION CORP., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

1.        The defective corporate act that is the subject of this Certificate of Validation is the filing and effectiveness of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) on March 15, 2019 in accordance with Section 103 of the General Corporation Law of the State of Delaware (the “General Corporation Law”).

2.        The nature and failure of authorization is respect of the defective corporate act identified above is the failure of the Company to have filed the Certificate as an amended and restated certificate of incorporation in accordance with Sections 242, 245 and 103 of the General Corporation Law of the State of Delaware (the “General Corporation Law”).  The Certificate, which among other things changed the Corporation’s name and changed the name of the Class A Common Stock to Common Stock, failed to include the title “Amended and Restated” and, as a result, was inadvertently filed and recorded as the certificate of incorporation of a separate corporation.  Immediately prior to the filing of this Certificate of Validation, the Corporation took all necessary corporate action to render the certificate of incorporation so inadvertently filed null and void.

3.         The defective corporate act identified above, the filing of this Certificate of Validation and the actions contemplated thereby were duly ratified and approved in accordance with Section 204 of the General Corporation Law pursuant to resolutions of the Board of Directors of the Corporation adopted April 17, 2020 and resolution of the stockholders of the Corporation adopted May 6, 2020 acting by written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law.

4.         The Certificate was duly approved and adopted by the Corporation’s board of directors on November 13, 2018, the Corporation’s stockholders on March 6, 2019 and was further ratified and approved by the Corporation’s board of directors on March 15, 2019, in each case in accordance with Section 242 of the General Corporation Law.

5.          No certificate with respect to the Corporation was previously filed under Section 103 of the General Corporation Law in respect to the defective corporate act that is the subject of this Certificate of Validation.  A certificate containing all of the information required to be included under Sections 242 and 245 of the General Corporation Law to give effect to the defective corporate act that is the subject of this Certificate of Validation is attached hereto as Exhibit A.  The certificate shall be deemed to have become effective as of 8:50 a.m. on March 15, 2019.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Validation to be executed this ___ day of May, 2020.

By:
Name:	Kelly D. Tlachac
Title:	Assistant Secretary

EXHIBIT A

CERTIFICATE

(SEE ATTACHED)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PLATINUM EAGLE ACQUISITION CORP.

ARTICLE 1

NAME

The name of the Corporation is Target Hospitality Corp. (the “Corporation”).

ARTICLE 2

REGISTERED AGENT, REGISTERED OFFICE

The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE 4

INCORPORATOR

The name and mailing address of the incorporator are Eli Baker, c/o Platinum Eagle Acquisition Corp., 2121 Avenue of the Stars, Suite 2300, Los Angeles, California 90067.

ARTICLE 5

CAPITAL STOCK

1.        Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is 401,000,000 shares of stock, consisting of (a) 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), and (b) 400,000,000 shares of common stock, par value $0.0001 (“Common Stock”). Each share of Common Stock shall entitle the holder hereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders. Upon the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time was reclassified as and became one share of Common Stock.

2.        Preferred Stock.  Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Corporation (the “Board”), authority to do so being hereby expressly vested in the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications , limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

3.          Common Stock.

(a)       Except as otherwise required by law or this Certificate, the holders of the Common Stock shall possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The holders of shares of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(b)        Except as otherwise required by law or this Certificate, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(c)       Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(d)       Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

ARTICLE 6

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board shall have the power to adopt, amend, repeal or otherwise alter the bylaws of the Corporation (the “Bylaws”) without any action on the part of the stockholders; provided, however, that any Bylaws made by the Board may be amended, altered or repealed by the stockholders.

ARTICLE 7

DIRECTORS

1.          Board of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2.         Number; Term; Election; Qualification.  The number of directors that constitutes the initial Board is seven and shall be fixed from time to time by resolution of the Board in accordance with the Bylaws. The Board shall be divided into three classes designated Class I, Class II and Class III. The number of directors elected to each class shall be as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. Each Class I director shall be elected to an initial term to expire at the first annual meeting of stockholders following effectiveness of this Certificate of Incorporation, each Class II director shall be elected to an initial term to expire at the second annual meeting of stockholders following effectiveness of this Certificate of Incorporation and each Class III director shall be elected to an initial term to expire at the third annual meeting of stockholders following effectiveness of this Certificate of Incorporation. Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for a term of three years to serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal, except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the DGCL. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

3.          Removal and Vacancies.  Vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

ARTICLE 8

INDEMNIFICATION OF DIRECTORS

1.          Limitation of Liability.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each current or former director or officer of the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL as so amended from time to time. Neither any amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article 8, shall eliminate or reduce the effect of this Article 8 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 8, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2.          Indemnification.  The Corporation shall, in accordance with this Certificate of Incorporation and the Bylaws, indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee, partner, representative or agent of another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (an "indemnitee"), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee. The Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the Board. Each person who was, is or becomes a director or officer of the Corporation shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article 8. All rights to indemnification under this Article 8 shall be deemed to have vested at the time such person becomes or became a director or officer of the Corporation and such rights shall continue as to an indemnitee who has ceased to be a director and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Any amendment, modification, alteration or repeal of this Article 8 that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action  or omission. Claims for indemnification shall be made pursuant to the procedural requirements of the Bylaws.

3.          Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE 9

EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS

1.          Exclusive Forum.  Unless the Board or one of its committees otherwise approves, in accordance with Section 141 of the DGCL, this Certificate of Incorporation and the Bylaws, the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, (iv) any action  to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each, a “Covered Proceeding”).

2.          Personal Jurisdiction.  If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with paragraph (1) above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (each, a "Foreign Action") in the name of any person or entity (a "Claiming Party") without the prior approval of the Board or one of its committees in the manner described in paragraph (1) above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce paragraph (1) above (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party's counsel in the Foreign Action as agent for such Claiming Party.

3.          Notice and Consent.  Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 9 and waived any argument relating to the inconvenience of the forums reference above in connection with any Covered Proceeding.

ARTICLE 10

SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE 11

CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its non-employee directors, or any of their affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the non-employee directors of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE 12

AMENDMENT

Except as expressly provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State  of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that Articles 5, 6, 7, 8, 9, 10, 11, and 12 of this Certificate of Incorporation may only be amended or repealed by an affirmative vote of the holders of a majority of the outstanding shares of all capital stock entitled to vote upon such amendment or repeal, voting as a single class.

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